AMENDMENT NO.1

TO

PARTICIPATION AGREEMENT

Effective September 30, 2009, The Participation Agreement, (the “Agreement”), dated July 20, 2005 by and among AXA Equitable Life Insurance Company, T. Rowe Price Equity Series, Inc., and T. Rowe Price Investment Services, Inc., (collectively, the “Parties”) is hereby amended as follows:

The Parties hereby agree to amend the Agreement by:

1. Schedule A. Schedule A of the Agreement is hereby deleted in its entirety and replaced with the attached “Schedule A”.

Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the Parties have executed and delivered this Amendment No. 1 as of the date first above set forth.

T.ROWE PRICE EQUITY SERIES, INC.		T.ROWE PRICE INVESTMENT SERVICES, INC.

By:		By:
Name:	David Oestreicher	Name:	Darrell N Braman
Title:	Vice President	Title:	Vice President

AXA EQUITABLE LIFE INSURANCE COMPANY, on behalf of itself and its separate accounts

By:
Name:	Kenneth Kozlowski
Title:	Chief Investment Officer

SCHEDULE A

Name of Separate Account and Date Established by Board of Directors	Contracts Funded by Separate Account	Designated Portfolios
Separate Account No. 65	Retirement Strategies	All Portfolios of T. Rowe Price Equity Series, Inc.
AXA Equitable Separate Account 49	Retirement Cornerstone Series	All Portfolios of T. Rowe Price Equity Series, Inc.
November 17, 2004

Company shall notify the Underwriter of the addition of any new Portfolios in advance of funding.

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